Form N-SAR,
Sub-Item 77I
Terms of new or amended securities


Nuveen Short Term Municipal Bond Fund
a series of Nuveen Investment Funds, Inc.

811-05309


The Registrant has added a new share class to the above-referenced series of the Registrant. A description of such class can be found in the Prospectus dated February 10, 2014, filed on Form 485BPOS on February 10, 2014, Accession
No. 0001193125-14-042264.